STOCK SUBSCRIPTION AGREEMENT

          This Agreement (this "Subscription Agreement") is entered into as of the 1st day of April, 2000, by and between Converged Media, Inc., a Delaware corporation (the "Company"), and Marty Griffin ("Griffin").

PRELIMINARY STATEMENT

          Griffin desires to subscribe for and purchase from the Company, and the Company desires to sell to Griffin for the consideration set forth below, that number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), set forth below.

STATEMENT OF AGREEMENT

          NOW, THEREFORE, for good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, now agree as follows:

          1.     Subscription for Shares. Griffin hereby subscribes for 20% of the shares of Common Stock, as of April 1, 2000 (the "Shares" ) the consideration for which is the payment of Two Hundred Dollars ($200) in cash (the "Consideration").

          2.     Issuance of Shares. Upon receipt of the Consideration, the Company shall issue to and register in the name of Griffin one or more certificates evidencing the Shares subscribed for hereunder.

          3.     Employment Agreement. In connection with and as a condition to this Subscription Agreement, the Company agrees to employ, and Griffin agrees to accept employment, pursuant to the terms of the Employment Agreement dated as of the date hereof (the "Employment Agreement") and attached hereto as Exhibit A.

          4.     Representations and Warranties of Griffin. Griffin hereby represents and warrants to the Company as follows:

                 4.1     Access to Information. Griffin has had an opportunity to receive and review all documents and information that he considers material to his purchase of the Shares and to ask questions of and receive satisfactory answers from the Company, or a person or persons acting on the Company's behalf, concerning the Company and the terms and conditions of the purchase of the Shares, and all such questions have been answered to the full satisfaction of Griffin.

                 4.2     Investment Intent. Griffin understands that the Shares have not been registered under the Securities Act of 1933 (the "Securities Act"), or any other applicable state or federal securities statutes. Griffin is purchasing the Shares for investment, for his own account, and with no present intention of reselling, directly or indirectly participating in any distribution of, or otherwise disposing of, the Shares. Griffin understands that the Shares are subject to restrictions on transfer and that Griffin may bear the economic risk of purchasing the Shares for an indefinite period of time.

          5.     Representations and Warranties of the Company. As a material inducement to Griffin entering into this Subscription Agreement, the Company represents and warrants to Griffin as follows:

                 5.1     Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted.

                 5.2     Corporate Power and Authority. The Company has the corporate power and authority to execute and deliver this Subscription Agreement and the Employment Agreement, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

                 5.3     Enforceability. This Subscription Agreement and the Employment Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                 5.4     Shares. The Shares are duly authorized and validly issued, and when paid for, issued and delivered, shall be fully paid and non-assessable.

          6.     Miscellaneous/General.

                 6.1     Restrictions. The Shares may not be offered for sale, sold or transferred except pursuant to (i) an effective registration under the Securities Act or in a transaction which is otherwise in compliance with the Securities Act, (ii) an effective registration under any applicable state securities statute or in a transaction otherwise in compliance with any applicable state securities statute, and (iii) evidence of compliance with the applicable securities laws of other jurisdictions. Griffin shall furnish to the Company and the Company shall be entitled to rely upon an opinion of competent securities counsel acceptable to the Company with respect to compliance with the above laws.

                 6.2     Integration. This Subscription Agreement and the Employment Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof are hereby superseded.

                 6.3     Amendment. No modification or amendment hereof shall be valid and binding, unless it be in writing and signed by the parties hereto.

                 6.4     Benefit. This Subscription Agreement shall inure to the benefit of, and shall be binding upon, Griffin and the Company, and their successors and permitted assigns.

                 6.5     Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Subscription Agreement shall survive the issuance of the Shares to Griffin and his delivery of the Consideration as payment therefor, and shall remain effective.

                 6.6     Headings. Section headings are inserted herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                 6.7     GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                 6.8     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 6.9     Severability. If any provision of this Agreement as applied to any part or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement.

[SIGNATURE PAGE FOLLOWS]

          In witness whereof, this Subscription Agreement was duly executed on the date first above written.

[CONVERGED MEDIA, INC.]	GRIFFIN

By: /S/ RON LUSK __________________________	By: /S/ MARTY GRIFFIN ___________________________ Marty Griffin
Name: Ron Lusk
Title: President & CEO	Social Security Number ###-##-####
Address: 2525 Worthington #313 Dallas, TX 75204
Phone: 214-871-1880
Fax: _________________________
E-mail: MG@convergedmediaonline.com

EXHIBIT A

EMPLOYMENT AGREEMENT